Exhibit 10.37
RIVERWOOD INTERNATIONAL
CHANGE IN CONTROL SUPPLEMENTAL RETIREMENT PLAN
(As Amended and Restated Effective as of January 1, 2008)

RIVERWOOD INTERNATIONAL CHANGE IN CONTROL
SUPPLEMENTAL RETIREMENT PLAN
TABLE OF CONTENTS

Introduction
The Board of Directors of Riverwood International Corporation has adopted the Riverwood International Change in Control Supplemental Retirement Plan effective January 1, 2002 to provide supplemental retirement benefits to a select group of management employees following a Change in Control as defined in the Plan. The Plan is now being amended and restated to comply with the applicable provisions of Section 409A of the Internal Revenue Code effective as of January 1, 2008.
This Plan is intended to be a nonqualified, unfunded deferred compensation plan for a select group of management or highly compensated employees under Title I of ERISA. The Plan is not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code of 1986, as amended.

Article 1. Definitions
1.01	“Affiliate” means, with respect to any person, any other person controlled by, controlling or under common control with such person, in accordance with the requirements of Section 1563 of the Code.

1.02	“Affiliated Company” means, any company which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which also includes the Company and any trade or business which is under common control (as defined in Section 414(c) of the Code) with the Company. For this purpose, “at least 50%” is used for “at least 80%” where it appears in Section 1563(a), (b) and (c) of the Code and Treasury Regulation Section 1.414(c)-3.
1.03	“Beneficiary” means the person designated by the Participant to receive the benefits payable under the terms of the Plan in the event of the Participant’s death. In the event there is no effective designation of a Beneficiary in effect on the Participant’s death, (i) then any payments due shall be made to the Participant’s spouse or, (ii) if no spouse survives, then to the Participant’s estate. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Plan Administrator. The last such designation received by the Plan Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Plan Administrator prior to the Participant’s death or the Participant’s Benefit Commencement Date, if earlier, and in no event shall it be effective as of a date prior to such receipt.
1.04	“Benefit Commencement Date” means, unless the Plan expressly provides otherwise, the first day of the first period for which an amount is due as an annuity or any other form, as specified under the provisions of Section 3.03(a), determined without regard to Section 3.03(b).
1.05	“Board of Directors” means the Board of Directors of Riverwood International Corporation prior to August 8, 2003 and, on and after August 8, 2003, means the Board of Directors of Graphic Packaging International, Inc.
1.06	“CD&R Fund” means the Clayton, Dubilier & Rice Fund V Limited Partnership; a Cayman Islands exempted limited partnership, and any successor investment vehicle managed by Clayton, Dubilier & Rice, Inc.

1.07	“Change in Control” means the first to occur of the following events after the Effective Date:
(i)	the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), other than the Company, the Subsidiaries, any employee benefit plan of the Company or the Subsidiaries, the CD&R Fund, any Investor or any Affiliate of the CD&R Fund or of an Investor, of 50% or more of the combined voting power of the Company’s or RIC’s then outstanding voting securities;

(ii)	the merger or consolidation of the Company or RIC, as a result of which persons who were stockholders of the Company or RIC, as the case may be, immediately prior to such merger or acquisition, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

(iii)	the liquidation or dissolution of the Company or RIC other than a liquidation of RIC into the Company or into any Subsidiary; and

(iv)	the sale, transfer or other disposition of all or substantially all of the assets of the Company or RIC to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company, RIC, the CD&R Fund or any Investor.
1.08	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
1.09	“Common Stock” means the Class A Common Stock, par value $.01 per share, of the Company.
1.10	“Company” means Riverwood Holding, Inc., a Delaware corporation formerly known as New River Holding, Inc. prior to August 8, 2003 and, on and after August 8, 2003, means Graphic Packaging Corporation, a Delaware Corporation; and any successor thereto.

1.11	“Disabled” or “Disability” means:
(a)	For purposes of Section 3.03, a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his position of employment or any substantially similar position of employment, and

(b)	For purposes of Section 3.06, a medically determinable physical or mental impairment that renders the Participant unable to engage in any substantial gainful activity and that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
The determination of Disability shall be made by the Plan Administrator under such uniform rules as it shall prescribe.
1.12	“Effective Date” means January 1, 2002. The effective date of this amended and restated document is January 1, 2008.
1.13	“Equivalent Actuarial Value” means equivalent actuarial value determined using an interest rate of 5 percent and the mortality table prescribed in IRS Revenue Ruling 2001-62, except that in determining the amount of a lump sum distribution under Section 3.04(d) or 3.05(b), equivalent actuarial value shall be determined on the basis of the applicable mortality table specified in Section 417(e)(3)(B) of the Code and the applicable interest rate specified in Section 417(e)(3)(C) of the Code for the second calendar month preceding the first day of the calendar year during which the Benefit Commencement Date occurs.
1.14	“Excess Plan” means the Supplemental Plan for Participants in the Riverwood International Employees Retirement Plan.
1.15	“Investor” means each of the investors who purchased shares of Common Stock or shares of Class B Common Stock of the Company concurrently with the consummation of the merger contemplated by the Merger Agreement, and their “specified affiliates”, within the meaning of the Stockholders Agreement of the Company, as amended from time to time.
1.16	“Participant” means any employee of RIC participating in the Plan in accordance with the provisions of Section 2.01.
1.17	“Plan” means the Riverwood International Change in Control Supplemental Retirement Plan as set forth in this document or as amended from time to time.
1.18	“Plan Administrator” means an entity provided for in Section 4.02.
1.19	“Qualified Joint and Survivor Annuity” means an annuity which is of Equivalent Actuarial Value to the single life annuity form of benefit and which provides for a reduced benefit payable to the Participant during his life and after his death providing that one-half of that reduced benefit will continue to be paid during the life of the spouse to whom he was married at his Benefit Commencement Date.
1.20	“Qualified Plan” means the Riverwood International Employees Retirement Plan, or any successor plan, thereof.
1.21	“RIC” means Riverwood International Corporation, a Delaware corporation formerly known as Riverwood International USA, Inc. prior to August 8, 2003 and, on and after August 8, 2003, means Graphic Packaging International, Inc.; and any successor thereto.
1.22	“Specified Employee” means a Participant who, when he terminates employment with the Company, (i) met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code, at any time during the 12-month period ending on the identification date and (ii) terminated his employment with the Company at any time during the 12-month period beginning on the April 1st next following the identification date. For purposes of this Section, the definition of compensation under Treasury Regulation §1.415(c)-2(d)(4) shall be used when determining whether a Participant meets the requirements of clause (i) above, applied without use of any of the special timing rules provided in Treasury Regulation §1.415(c)-2(e) or any of the special rules in Treasury

Regulation §1.415(c)-2(g) and the identification date shall be the December 31st immediately preceding the date the Participant terminates employment with the Company. A Participant who meets the requirements of clauses (i) and (ii) of this Section shall be a Specified Employee regardless of whether the Participant meets the requirements of clause (i) on the date he terminates his employment with the Company.
1.23	“Subsidiary” means any corporation or other person, a majority of whose outstanding voting securities or other equity interests is owned, directly or indirectly, by the Company.
1.24	“Supplemental Benefit” means the annual benefit payment payable under Article 3 of this Plan.
1.25	“Trust Agreement” means the instrument governing the administration of the Plan upon Change in Control.
1.26	“Trustee” means an entity appointed under the provisions of Section 4.01.

Article 2. Participation
2.01 Participation Requirements
(a)	Every employee, as so designated by the Board of Directors and included in Appendix A, in the employ of RIC on January 1, 2002 shall become a Participant of the Plan on the Effective Date.

(b)	Any other employee of RIC designated by the Board of Directors to be included in Appendix A shall become a Participant of the Plan upon the date of such designation. However, the Plan is closed to new Participants effective as of January 1, 2008.
2.02 Termination of Participation
A Participant’s participation in the Plan shall terminate if he terminates employment with RIC prior to the occurrence of Change in Control. In the event a Participant terminates employment with RIC after a Change in Control, his participation shall end when all benefits payable to or on behalf of the Participant have been paid. Notwithstanding the foregoing or any other provision of the Plan to the contrary, in the event a Participant waives his participation in the Plan prior to a Change in Control, his participation shall cease as of the effective date of such waiver and he shall not be entitled to receive any benefits under the terms of this Plan.

Article 3. Vesting, Amount, and Payment of Supplemental Benefit
3.01 Vesting
A Participant shall become vested in his Supplemental Benefit upon the occurrence of a Change in Control while he is employed by RIC. In the event a Participant terminates employment with RIC prior to the occurrence of a Change in Control, he shall not be entitled to any benefits under the terms of the Plan.
3.02 Amount of Benefit
The annual amount of Supplemental Benefit payable with respect to a Participant shall be the excess, if any, of:
(a)	The benefit that would be payable from the Qualified Plan by (i) applying a minimum amount of service of 10 years for purposes of determining vesting and benefit eligibility and calculating the amount of benefit, (ii) disregarding all statutory limitations in the Code that would apply to benefits and pensionable compensation, (iii) applying the subsidized early retirement reduction factors of Section 4.03 of the Qualified Plan (or any successor section thereto) (with respect to the benefit of any Participant who was a member of the Manville Employees Retirement Plan prior to January 1, 1989 that commences under the Qualified Plan on or after his attainment of age 50; or on or after the date he would have attained age 50 in the case of a spousal pre-retirement death benefit under Section 4.06 of the Qualified Plan (or any successor section thereto)), and (iv) disregarding the additional benefits payable in accordance with Appendix C of the Qualified Plan, over
(b)	The sum of annual benefits payable from the Qualified Plan and the Excess Plan.
The amount of the Participant’s Supplemental Benefit shall be determined under the above formula as of his Benefit Commencement Date. For purposes of performing the above calculation, the benefit payable under the Qualified Plan and the Excess Plan shall be deemed to commence upon the Participant’s Benefit Commencement Date under this Plan.
3.03 Commencement of Benefit
(a)	Subject to the provisions of Section 3.06 and paragraph (b) below, payment of a

Participant’s Supplemental Benefit shall commence on the first day of the month immediately following the latest of: (i) the Participant’s termination of employment with the Company and all Affiliated Companies, or (ii) the Participant’s attainment of age 55, or (iii) December 31, 2008.
(b)	Notwithstanding anything in the Plan to the contrary, if a Specified Employee terminates his employment with the Company and all Affiliated Companies for reasons other than death or Disability, any payments due during the first six months following the Specified Employee’s termination of employment shall be withheld by the Plan until the earlier of: (i) the first day of the seventh month following the Specified Employee’s termination of employment with the Company and all Affiliated Companies, or (ii) his death. At that time, the withheld amounts shall be paid to the Specified Employee or, in the event of his death, to his Beneficiary. The withheld amounts shall be credited with interest during the period they are withheld at the rate of 5 percent per annum, compounded annually.

(c)	A Participant shall not be treated as retiring or terminating his employment with the Company if:
(i)	the Participant is employed by an Affiliated Company;

(ii)	the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Participant retains a right to reemployment with the Company or an Affiliated Company under an applicable statute or contract. If a Participant’s leave exceeds six months and he does not retain a right to reemployment under an applicable statute or contract, the Participant is deemed to have terminated his employment with the Company on the first day following the end of the six-month period. Notwithstanding the foregoing, if the leave of absence is due to a Disability and the Participant is eligible to accrue benefit service under the provisions of Section 4.05 of the Qualified Plan (or any successor section thereto), the Participant is deemed to have terminated his employment with the Company on the first day following the end of a period of 29 consecutive months; or

(iii)	the Participant continues to provide service to the Company or an Affiliated Company in a capacity other than as an employee if the Participant is providing service at a level that is at least 50% of the average level of services performed by the Participant during the immediately preceding 36-month period.
A Participant who continues to provide services to the Company or an Affiliated Company shall nevertheless be treated as having terminated his employment with the Company or an Affiliated Company if the Participant continues to provide service to the Company or an Affiliated Company at a level that is 20% or less than the average level of services performed by the Participant during the immediately preceding 36-month period.
3.04	Form of Payment
(a)	Unless a Participant has made a valid election under paragraph (b) or (d) below of an optional form of payment, the Supplemental Benefit payable to a Participant shall be paid (i) in the form of a single life annuity for the life of the Participant if the Participant is unmarried on his Benefit Commencement Date or (ii) in the form of a Qualified Joint and Survivor Annuity if he is married on his Benefit Commencement Date.

(b)	Subject to paragraphs (c) and (d) below, a Participant may elect to convert the benefit otherwise payable to him into an optional form of payment of Equivalent Actuarial Value, as provided in one of the options named below:
Option 1.	A benefit payable monthly for the Participant’s life with no benefit payable after his death.

Option 2.	A modified benefit payable monthly during the Participant’s life, and after his death payable monthly at 100% of the rate of his modified benefit to and during the life of the Beneficiary named by him when he elected the option.

Option 3.	A modified benefit payable monthly during the Participant’s life, and after his death payable monthly at 75% of the rate of his modified benefit to and during the life of the Beneficiary named by him when he elected the option.

Option 4.	A modified benefit payable monthly during the Participant’s life, and after his death payable monthly at 50% of the rate of his modified Benefit to and during the life of the Beneficiary named by him when he elected the option.

Option 5.	A modified benefit payable monthly during the Participant’s life, and after his death payable monthly at 25% of the rate of his modified Benefit to and during the life of the Beneficiary named by him when he elected the option.

Option 6.	A modified benefit payable monthly during the Participant’s life with a minimum number of payments of 120 (the remainder of which shall be paid to the Participant’s Beneficiary if the Participant dies before 120 payments have been made).
(c)	Notwithstanding the foregoing, subject to the provisions of Section 409A of the Code, a Participant’s election to receive his benefit in an optional form as described in paragraph (b) above shall be effective as of the Participant’s Benefit Commencement Date, provided that the Participant makes and submits to the Plan Administrator his election of such optional form prior to his Benefit Commencement Date. A Participant who fails to elect an optional form of benefit payment in a timely manner shall receive his benefit in accordance with paragraph (a) of this Section 3.04.

(d)	In lieu of the forms of payment specified in paragraphs (a) and (b) above, a Participant may elect, prior to January 1, 2009, to receive payment in one lump sum of Equivalent Actuarial Value to the annuity otherwise payable to the Participant at the Participant’s Benefit Commencement Date. Such election shall be made in accordance with such administrative rules as the Plan Administrator shall prescribe. An election under this paragraph (d) may be revoked at any time up to December 31, 2008 but shall be irrevocable thereafter.
3.05	Payment of Benefits Upon Death
(a)	If a Participant dies after his Benefit Commencement Date, payments shall be continued to his Beneficiary in accordance with the provisions of the form of payment in effect at the Participant’s date of death.

(b)	If a Participant entitled to a benefit under the Plan dies either prior to his termination of employment with the Company or after he terminates his employment with the Company but before his Benefit Commencement Date, and the Participant is married on the date of his death, the Participant’s spouse shall be entitled to receive a pre-retirement survivor benefit commencing on the first day of the month following the later of the Participant’s date of death or the date the Participant would have attained age 55. The annual amount of the pre-retirement survivor benefit shall be equal to the excess, if any, of:
(i)	The annual amount of the survivor benefit the spouse would be entitled to receive under the terms of the Qualified Plan based on the Participant’s benefit calculated under Section 3.02(a) of this Plan and paid in the form of a 100% joint and survivor annuity as described in Option 2 under Section 3.04(b), over
(ii)	The sum of the annual benefits payable to the spouse from the Qualified Plan and the Excess Plan.
The amount of the surviving spouse’s benefit shall be determined under the above formula as of the date payments commence to the spouse. The benefits payable under the Qualified Plan and the Excess Plan shall be deemed to commence upon the date payments commence to the spouse. The benefit shall be divided by twelve and paid in the form of a monthly benefit for the life of the spouse, unless the Participant had in effect on his date of death an election of a lump sum under the provisions of Section 3.04(d), in which event payment shall be made to the spouse in one lump sum of Equivalent Actuarial Value to the annuity otherwise payable to the spouse. Notwithstanding anything in the Plan to the contrary, no benefits shall be paid from this Plan on behalf of a Participant on the Participant’s death if the Participant dies before his Benefit Commencement Date and the Participant is not married on the date of his death.
3.06 Payment of Benefits Upon Disability
In the event a Participant terminates employment with the Company on account of Disability and is eligible to accrue benefit service under the provisions of Section 4.05 of the Qualified Plan (or any successor section thereto), payment of his Supplemental Benefit shall commence on the first day of the month coincident with or next following the later of: (i) his attainment of age 65, or (ii) the fifth anniversary of the date he became Disabled under the provisions of Section 1.11(a).
3.07 Restoration to Service
If a Participant who retires from employment with the Company or who otherwise terminates employment with the Company is restored to employment with the Company, the Supplemental Benefit to which he was entitled at his earlier retirement or termination of employment shall continue to be paid (or shall commence in the event payment had not commenced as of his date of reemployment) in accordance with the provisions of Section 3.03 without regard to his reemployment. The Participant shall not be entitled to any additional benefits under the terms of this Plan on account of his period of reemployment.
3.08 Delays in Payment
Notwithstanding anything in this Article 3 to the contrary, if the Company reasonably anticipates that making payments of a Participant’s Supplemental Benefit will violate Federal securities laws or other applicable laws, payment shall be delayed until the earliest date the Company reasonably anticipates the payment will not cause such a violation. The inclusion of any amounts in gross income or the application of any penalty or other provision of the Code shall not be a violation for purposes of this Section.
3.09 Administrative Delay
Payment of a Participant’s Supplemental Benefit shall be deemed to have commenced on a specified date if the payment commences as soon as administratively practicable following such date, but no later than the later of (i) the last day of the calendar year in which the specified date occurs or (ii) the 15th day of the third calendar month following the month the specified date occurs.

Article 4. Administration of the Plan
4.01 Appointment of Trustee
At least 30 days prior to the occurrence of Change in Control, the Board of Directors shall appoint a Trustee under the provisions of a Trust Agreement to administer the Plan in the event of Change in Control.
4.02 Designation of Plan Administrator
(a)	Except as provided in paragraph (b) below, the Board of Directors or its designee shall serve as Plan Administrator. In addition to any implied powers needed to carry out the provisions of the Plan, the Plan Administrator shall have the following specific powers:
(i)	To make and enforce such rules and regulations and procedures as it shall deem necessary or proper for the efficient administration of the Plan and to design written forms or other documents to implement such rules, regulations and procedures.

(ii)	To interpret the Plan and to decide any and all matters arising hereunder, including the right to remedy possible ambiguities, inconsistencies or omissions.

(iii)	To determine the amount of benefits that shall be payable to a Participant or Beneficiary in accordance with the provisions of the Plan.

(iv)	To arrange for withholding and remittance of such withholding taxes as are required under the Code.

(v)	To authorize one or more of its number or any agent to execute or deliver any instrument or make any payment on its behalf; to retain counsel, employ agents and provide for such clerical, accounting and consulting services as it may require in carrying out the provisions of the Plan; and to allocate among or delegate to other persons all or such portion of its duties hereunder as the Plan Administrator in its sole discretion shall decide.

(vi)	To take any action necessary to execute the provisions of the Plan, and all such authority shall be exercised in a manner consistent with the provisions of the Plan.
All interpretations, determinations and decisions of the Plan Administrator in respect of any matter hereunder shall be final, conclusive and binding upon the Participants and Beneficiaries and all other persons claiming an interest under the Plan.
(b)	The Trustee appointed under Section 4.01 shall assume the responsibilities for administration of the Plan in accordance with the provisions of the Trust Agreement upon Change in Control including, but not limited to, the administration of a springing rabbi trust.

Article 5. General Provisions
5.01 Funding
All amounts payable in accordance with the Plan shall constitute a general unsecured obligation of RIC. All such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of RIC.
5.02 No Contract of Employment
The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of RIC to discharge any employee and to treat him without regard to the effect which such treatment might have upon him as a Participant in the Plan.
5.03 Withholding Taxes
The Plan Administrator shall have the right to deduct any required withholding taxes from any payment to be made under the Plan.
5.04 Nonalienation
Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to do shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant. Notwithstanding the foregoing, the Plan shall comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).
5.05 Facility of Payment
If the Plan Administrator finds that a Participant or other person entitled to a benefit under the Plan is unable to care for his affairs because of illness or accident or because he is a minor, the Plan Administrator may direct that any benefit due him be paid to his spouse, a child, a parent or other blood relative or a person with whom he resides, unless a claim has been made for the benefit by a duly appointed legal representative. Any payment made under the provisions of this Section 5.05 shall be a complete discharge of the liabilities of the Plan for that benefit.

5.06 Claims Procedure
The Plan Administrator shall provide adequate notice in writing to any Participant, former Participant, Beneficiary or contingent Beneficiary whose claim for benefits under this Plan has been denied, setting forth the specific reasons for such denial. A reasonable opportunity shall be afforded to any such Participant, former Participant, Beneficiary or contingent Beneficiary for a full and fair review by the Plan Administrator of its decision denying the claim. The Plan Administrator’s decision on any such review shall be final and binding on the Participant, former Participant, Beneficiary or contingent Beneficiary and all other interested persons.
5.07 Construction
(a)	All rights hereunder shall be governed by and construed in accordance with the laws of the state of Georgia to the extent such laws are not pre-empted by ERISA or other federal law.

(b)	The masculine pronoun shall mean the feminine wherever appropriate.

(c)	The captions inserted herein are inserted as a matter of convenience and shall not affect the construction of the Plan.

Article 6. Amendment or Termination
6.01 Right to Amend or Terminate
The Board of Directors, or its delegate, reserves the right to modify or amend the Plan, in whole or in part, or to terminate the Plan. In the event the Plan is terminated, the Company shall continue to maintain the Plan until all benefits are distributed in accordance with the provisions of Article 3 and the provisions of Section 409A of the Code, unless an accelerated payment schedule is specified by resolution of the Board of Directors and is in accordance with the acceleration circumstances permitted by regulations pursuant to Section 409A of the Code in case of a corporate dissolution taxed under Section 331 of the Code, a change in control event described in such regulations, the complete termination of all aggregated arrangements, or such other circumstances as may be permitted by regulations pursuant to Section 409A of the Code.
6.02 Protection of Rights Under Plan
Notwithstanding Section 6.01, no modification, amendment or termination of the Plan shall adversely affect the right of any Participant, his surviving spouse, or his beneficiary to receive the benefits accrued under the Plan by RIC in respect of such Participant as of the date of modification, amendment or termination.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising the Riverwood International Change in Control Supplemental Retirement Plan (As Amended and Restated Effective as of January 1, 2008), Graphic Packaging International, Inc. has caused its corporate seal to be affixed hereto and these presents to be duly executed in its name and behalf by its proper officers thereunto authorized this 30th day of June, 2008.

ATTEST	Graphic Packaging International, Inc.

/s/ Roseann M. Alexander Name	/s/ James Aikins James Aikins

Assistant Secretary	Sr. VP, Human Resources
Title	Title

(CORPORATE SEAL)

Riverwood International Change in Control Supplemental Retirement Plan
Appendix A
Initial Employees Covered by the Plan as of January I, 2002
Daniel J. Blount
Thomas M. Gannon
Herbert K. Graham
David W. Hubbard
G. Phillips Jones
Wayne E. Juby
James Monahan, Jr.
Steven D. Saucier
Michael R. Schmal
Robert M. Simko
Lloyd H. Storey
Donald R. Tieken